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                                                                  EXHIBIT 4.7(a)

                              FIRST NOTE AMENDMENT

         THIS FIRST NOTE AMENDMENT ("Amendment") is made and entered into as of the 30th day of September, 1995, by and between CRAGAR INDUSTRIES, INC., a Delaware corporation (the "Company"), and ______________________________ (the
"Holder").

                                    RECITALS

         A. The Company executed that certain 1993 Two-Year 6% Convertible Subordinated Secured Note (the "Note"), dated September 30, 1993.

         B. The Company and the Holder desire to amend the Note in accordance with the terms and conditions set forth in this Amendment.

                                    AMENDMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual obligations set forth in this Amendment, the Company and Holder hereby agree as follows:

         1. The first paragraph of the Note shall be revised in its entirety to read as follows:

                  CRAGAR INDUSTRIES, INC., a Delaware corporation, hereinafter called Company, for value received, hereby promises to pay to the order of ____________ or registered assigns, at the then principal office of the Company in the State of Arizona, the principal sum of __________________ Dollars ($__________)
                  lawful money of the United States on September 30, 1998 and to pay interest on the unpaid balance of such principal sum, at the rate of 8% per annum from October 1, 1995, at such office, in like manner, on September 30 of each year, commencing, 1996 until payment of such principal sum has been made.

         2. Section 1 of the Note shall be revised by deleting the words "Foothill Capital Corporation ("Foothill")" and replacing them with the words "Norwest Business Credit, Inc. ("Norwest")".

         3. Section 2 of the Note shall be revised by deleting the words "credits then available to the Company from the Senior Creditors would be less than $500,000" and replacing them with the words "covenants with respect to the Credit and Security Agreement between the Company and its Senior Creditors would be violated."

         4. Section 3 of the Note shall be revised by adding the following sentence: "If, after receiving Notice of Redemption, the Holder does not elect to convert the Note, the Holder shall be paid
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a prepayment premium of 2% of the outstanding balance if redemption takes place before September 30, 1996 or 1% of the outstanding balance if redemption takes place after September 30, 1996 and before September 30, 1997, in addition to the full outstanding balance owed on the Note."

         5. The last sentence of Section 4(a) of the Note shall be revised in its entirety to read as follows:

                  The conversion of this Note for shares of the Common Stock shall be for that number of shares of Common Stock equal to one and one third percent (1- 1/3%) of the total issued and outstanding shares of Common Stock after conversion of all the Notes, for each $100,000 of principal amount of this Note.

         6. The parties hereby acknowledge that as of the date hereof, the Company owes Holder $_________ in interest accrued on the Note. In lieu of paying such interest to Holder, the Company agrees to issue _____ shares of Common Stock to Holder and Holder agrees to accept such Common Stock in lieu of the interest accrued to date on the Note. The Holder understands that the shares of Common Stock acquired hereunder are restricted securities within the meaning of Rule 144, promulgated under the Securities Act of 1933, as amended (the "Act"), and that any future sales of such shares will be regulated by the Act. Specifically, the Holder understands that because the Common Stock has not been registered under the Act or any state securities laws, the Holder will continue to bear the economic risk of the investment for an indefinite period of time and cannot sell such Common Stock unless it is subsequently registered under the Act and applicable state securities laws, or an exemption from such registration is available. The Holder further represents, that the shares of Common Stock acquired hereunder are being acquired for his own account, for investment, and not with a view to, or for resale in connection with, any distribution of such shares. The Holder agrees to the placement of an appropriate legend reflecting the foregoing representations on the certificate representing such shares, and further understands that the transfer of any of these shares out of his name will be permitted only if the request for transfer is accompanied by evidence satisfactory to the Company that such transfer will not result in a violation of any applicable federal or state law, rule or regulation, which evidence will include, unless waived by the Company, an opinion of counsel in form and substance satisfactory to the Company.

         7. The parties hereto shall execute all further instruments and perform all acts which are or may become necessary to effectuate and carry out the matters contemplated by this Amendment.

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         8. This first Note Amendment may be executed in counterparts.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

                                  "Holder"

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                                  CRAGAR INDUSTRIES, INC.

                                  By:_________________________________
                                  Its:________________________________

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